Contacts: Lisa Bliss	Peter Cauley	Sarah Williams
Marketing Co-ordinator	Chief Financial Officer	Brodeur Worldwide
PointBase, Division of DataMirror	DataMirror	617-585-2780
408-961-1152	905-415-0310 ext. 271	swilliams@brodeur.com
lbliss@datamirror.com	pcauley@datamirror.com

DataMirror Launches PointBase Version 5.0 to Deliver
Increased Security and Scalability for Relational Databases

Enhanced Functionality in Version 5.0 Offers New Safety Parameters to Protect Enterprise Systems

SANTA CLARA, CALIFORNIA – (June 2nd, 2004) – DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration solutions, today announced Version 5.0 of its PointBase technology. The enhancements made to the PointBase Embedded and PointBase Micro Java™ relational databases, and PointBase UniSync, a Java-based bi-directional data synchronization solution, provide enterprise customers with increased control and security over their relational databases. The new and enhanced features introduced in Version 5.0 also improve overall system performance and reduce costs associated with maintenance.

“We pride ourselves on delivering solutions that ensure the integrity and security of systems – something more and more businesses are drawing heightened awareness to,” says Nigel Stokes, CEO, DataMirror. “Version 5.0 addresses security concerns through the introduction of several new enhancements, including a license key file which has been added to all PointBase products, preventing unauthorized use of the solutions. This new version also offers other important features that improve the overall performance and manageability of our PointBase solutions.”

In addition to the license key file, Version 5.0 also includes the following enhancements:

PointBase Embedded

  Deadlock Detection – Traces transactions that are causing a deadlock in real-time, allowing users to accelerate troubleshooting and resolution while eliminating large overhead on systems. Deadlock detection improves database performance and concurrency, minimizes data latency, and reduces costs associated with manual intervention and maintenance.

  Performance Improvements – The PointBase Embedded Server Option has undergone a significant performance increase due to an improved client-server protocol, B-tree enhancements, and query processing enhancements. Performance gains of 25 percent can be achieved.

PointBase UniSync

  Handle Change of Scope on Clients – If a user makes changes to a row, resulting in the row becoming out of scope on the client, PointBase UniSync ensures the updated row is deleted after synchronization. This functionality simplifies important data entry use cases.

PointBase Micro

  Support for J2ME CDC – Now supports DataSource interfaces.

For more information on PointBase Embedded, PointBase UniSync, and PointBase Micro, call  408-961-1100 (toll free: 1-877-238-8798), email sales@pointbase.com, or visit www.pointbase.com/pr50.

About DataMirror’s PointBase Technology

DataMirror’s PointBase technology is the leader in Java data management and synchronization for the embedded database and data mobility markets. PointBase products are used in Java server applications and are also embedded within Java applications. DataMirror’s PointBase family of products is the preferred choice for Java mobile data applications found on laptops, PDAs, and other mobile devices. Customers include: Sun Microsystems, BEA Systems, and Macromedia. To learn more, visit www.pointbase.com.

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration software solutions, gives companies the power to manage and monitor their corporate data in real-time. Over 1,800 companies have transformed their business models and created competitive advantage with DataMirror software, including Debenhams, FedEx Ground, First American Bank, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in DataMirror’s Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Mobile Solutions, Inc. PointBase is a registered trademark of DataMirror Mobile Solutions, Inc. DataMirror is a registered trademark of DataMirror Corporation. Java is a trademark of Sun Microsystems, Inc. in the United States and other countries. All other products and services mentioned are trademarks of their respective companies.